INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Skinny Nutritional Corp. on Form S-8 (File Nos. 333-161178 and 333-161677) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 15, 2011, with respect to our audits of the financial statements of Skinny Nutritional Corp. as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009, which report is included in this Annual Report on Form 10-K of Skinny Nutritional Corp. for the year ended December 31, 2010.

/s/ Marcum llp

Marcum llp
Bala Cynwyd, Pennsylvania
April 15, 2011